Exhibit 10.26
MOOG INC.
2023 MANAGEMENT
SHORT TERM INCENTIVE PLAN
Effective October 2, 2022

Purpose
The purpose of this Moog Inc. 2023 Management Short Term Incentive Plan (the “Plan”) is to attract, motivate and retain highly qualified executives serving on the management team of Moog Inc. (the “Company”), and to reward them according to the success of the Company by paying them annual bonuses (“Bonuses”) in cash and/or shares of the capital stock of the Company (“Company Stock”) contingent on Company performance. This Plan shall apply to the paying of Bonuses with respect to the Company’s fiscal years after Fiscal Year 2022.

General
This Plan supersedes all prior short-term incentive plans; provided that the prior short-term incentive plan - the Moog Inc. Revised Management Short Term Incentive Plan effective October 3, 2021 - shall apply to the payment of Bonuses with respect to Fiscal Year 2022. The Chief Executive Officer of the Company has full authority to establish levels of management eligible to participate in the Plan (“Management Tiers”) and to interpret, amend or modify the Plan at his sole discretion, with the exception of the application of the Plan to executive officers of the Company and the award of Company Stock as a form of payment, which rests with the Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company. Notwithstanding the provisions described below for determining the amount of Bonus payable for each Fiscal Year, the determination to make a payment under the Plan and, if made, its allocation, are discretionary. The Committee with respect to executive officers and the Chief Executive Officer with respect to all other eligible employees may make to the extent it or he or she deemed appropriate in view of events occurring during the Plan Year an increase or a decrease to any Bonus amount otherwise payable based on the bonus determination described below.

Plan Year
“Plan Year” refers to the fiscal year of the Company.

Exhibit 10.26
Eligibility
A Company employee is eligible to participate in the Plan and receive a Bonus for a Plan Year if the employee:

•is employed in an “eligible position,” that is, as a Company executive officer or in a management level position determined to be in one of the designated Management Tiers;

•is employed in an eligible position at the start of the Plan Year, or is hired or promoted into an eligible position during the Plan Year; and

•except as described below, is employed in an eligible position on the date payment of the Bonus for a Plan Year is to be made.

Partial Service
The following rules will apply to employees who are employed in an eligible position for only a portion of the Plan Year:

•Retirement. An eligible employee who retires during a Plan Year will be eligible to receive a prorated amount of any Bonus earned for the Plan Year, based on the number of full months of employment in an eligible position during the Plan Year, without regard to the requirement that the employee be employed on the payment date. Where retirement occurs before the end of a Plan Year, the employee will be eligible to receive a prorated bonus based on the number of completed months worked during that year. An employee will be considered a “Retiree” if, at the date on which employment terminates, he or she is at least age 55 and has completed at least 15 years of service or is age 65 or older.

•Disability. An eligible employee who receives long-term disability (“LTD”) payments during a Plan Year under a Company LTD Plan or policy will be eligible to receive a prorated amount of any Bonus earned for the Plan Year. Any Bonus payment earned for the Plan Year will be reduced, based on the number of full months the employee is absent on LTD leave during the Plan Year. LTD leave generally begins after six months of short-term disability leave. An eligible employee will receive employment credit under the Plan while on short-term disability leave. If an eligible employee ceases to qualify for LTD, and the eligible employee does not return to work with the Company at that time, the eligible employee will forfeit any right to receive any unpaid Bonus for the Plan Year.

Exhibit 10.26
•Death. An eligible employee who terminates from the Company on account of death during the Plan Year or before the date payment of the Bonus for a Plan Year is made will be eligible to receive a prorated amount of any Bonus earned for the Plan Year, based on the number of full months of employment in an eligible position during the Plan Year, without regard to the requirement that the employee be employed on the payment date. If requested by the deceased eligible employee’s executor or administrator, the Chief Executive Office for Management Tiers and the Committee for executive officers may provide for payment of an estimated Bonus prior to the otherwise applicable payment date. Any such estimated payment shall be deemed to be final and not adjusted for year-end results.

•Termination for Cause. Regardless of the provisions above, an eligible employee who is terminated by the Company for Cause, whether during or after the Plan Year, will immediately become ineligible and will forfeit any right to receive any unpaid Bonus for the Plan Year. Cause means termination of employment of an eligible employee under the Company’s generally applicable policies and procedures.

•Leave of Absence. An eligible employee on a Company-approved leave of absence during a Plan Year (other than disability leave) will be eligible to receive a prorated amount of any Bonus earned for the Plan Year, based on the number of full months of active service performed by the eligible employee for the Company during the Plan Year. For this purpose, an eligible employee will be treated as continuing in active service with the Company for the first 90 days of the approved leave for purposes of calculating Bonus payments. If the Company-approved leave of absence ends for any reason prior to the date any Bonus for the Plan Year is paid, and the eligible employee does not return to work with the Company at that time, the eligible employee will forfeit any right to receive a Bonus for the Plan Year.

•New Hires/Promotions/Other Status Change. An employee who is hired into or promoted into an eligible position or otherwise has a position status change other than described above during the Plan Year will be eligible to receive a prorated amount of any Bonus earned, based on the number of full months of employment in an eligible position during the Plan Year.

Provided, however, in foreign jurisdictions (i.e., outside of the United States of America) modification may be necessary to comply with local laws.

Exhibit 10.26
Separate Agreement
An eligible employee’s right to a Bonus under this Plan may be superseded by the terms of a separate agreement between the Company and the employee that precludes payment of a Bonus for a Plan Year under certain circumstances or upon the occurrence of certain events.

Bonus Determinations
Bonuses for a Plan Year will be based on the Company’s adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Plan Year. The Bonus amount payable to an eligible employee for a Plan Year will be determined based on a payout curve using an annually established EBITDA performance range. The payout curve for a Plan Year will specify the payout levels at threshold performance, on-target performance, maximum performance, performance between threshold performance and on-target performance, and performance between on-target performance and maximum performance. Eligible employees will receive a pre-determined percentage of their respective Base Salary for performance at the specified EBITDA target (“on-target performance”). Performance above and below target will result in an incremental increase or decrease from the target amount as set out below.
Application of the payout curve is subject to the following rules:

•On-target performance will yield a Bonus amount of 100% of the pre-determined percentage of Base Salary, subject to any applicable proration provided for by the Plan;

•Performance at or above maximum performance will yield a Bonus amount equal to 200% of the pre-determined percentage of Base Salary, subject to any applicable proration provided for by the Plan;

•Threshold performance will yield a Bonus amount of 50% of the pre-determined percentage of Base Salary, subject to any applicable proration provided for by the Plan;

•No Bonus will be payable for performance below threshold performance;

•If performance falls between threshold performance and on-target performance, or between on-target performance and maximum performance, then the Bonus amount will be interpolated on a straight-line basis between the two relevant levels of performance, subject to any proration provided for by the Plan; and

•The applicable Plan Year payout curve will typically be established by the Company each year within 90 days of the beginning of the Plan Year.

Exhibit 10.26
Base Salary means the annualized base rate of pay as of the last day of the Plan Year, prior to any annual salary increase for the following Plan Year, except that in the case of an eligible employee who retires or terminates employment on account of death during a Plan Year, Base Salary means the eligible employee’s annualized base rate of pay as of the date of his or her retirement or death, as applicable. Base Salary in the case of an eligible employee with a part-time status means the annualized base rate of pay as of the last day of the Plan Year based upon of the eligible employee’s part-time standard hours. Subject to adjustment based on local law, base salary does not include bonuses, family allowances, meal allowances, vacation pay premiums, company car allowances and other perquisites of employment.

Time and Form of Payment
Any Bonuses payable with respect to a Plan Year will be paid following the end of the Plan Year. Payments, at the discretion of the Committee, may be made in the form of cash and/or stock. Payments will be made no later than March 15 following the end of the Plan Year.

Miscellaneous
Plan terms for employees in foreign jurisdictions are subject to modification as necessary to comply with local laws.

Bonuses payable under the Plan are subject to any required federal, state, local, foreign, and other applicable taxes and withholdings. The Plan will be governed by and construed in accordance with the laws of the State of New York without regard to principles of choice of laws.

Nothing in the Plan confers upon any employee or other person any rights with respect to the continuation of employment by the Company or interferes in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation payable to the employee from the rate in effect at the commencement of a Plan Year or to otherwise modify the terms of the employee’s employment.

Notwithstanding any other provisions in this Plan, any Bonus that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

The Company reserves the right to amend any provision or terminate the Plan at any time and for any reason, with or without notice.